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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K
                                Current Report


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) July 13, 1998


                          SOUTHWEST GAS CORPORATION
            (Exact name of registrant as specified in its charter)


            California                  1-7850            88-0085720
  (State or other jurisdiction of    (Commission       (I.R.S. Employer
  incorporation or organization)     File Number)     Identification No.)

     5241 Spring Mountain Road
       Post Office Box 98510
         Las Vegas, Nevada                              89193-8510
(Address of principal executive offices)                (Zip Code)


      Registrant's telephone number, including area code: (702) 876-7237




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ITEM 5. OTHER EVENTS

By order issued July 13, 1998, the California Public Utilities Commission
(CPUC) rejected an all-party settlement agreement executed in January 1998 to resolve cost recovery issues associated with a Southwest Gas Corporation (Southwest) expansion project in northern California. Southwest will petition the CPUC for rehearing (Petition) and file a Motion for Stay (Motion) of order within 30 days of the issuance date. Southwest will also pursue several alternative regulatory and legal avenues while seeking the Petition and Motion. The CPUC decision exposes Southwest to potentially material adverse financial consequences if the legal and regulatory remedies are unsuccessful. However, management believes it has meritorious options available, and accordingly has not recorded any writeoffs in the second quarter of 1998 as a result of the CPUC decision.

BACKGROUND

In December 1993, Southwest filed an application with the CPUC to expand its northern California service territory and extend service into Truckee, California. The application included a proposed regulatory mechanism for recovering the cost of the expansion. In May 1994, rate and cost recovery issues related to the expansion application were combined by the CPUC with a January 1994 general rate application Southwest had filed with the CPUC. In September 1994, a Joint Motion and Stipulation and Settlement Agreement (Settlement) was presented to the CPUC which resolved the general rate case and addressed the expansion related cost recovery issues. In December 1994, the Settlement was approved. In April 1995, Southwest received CPUC approval for the certificate of public convenience and necessity to serve the expansion areas.

In its filing, Southwest had indicated that expansion into Truckee would occur in three phases and result in the conversion of an estimated 9,200 customers to natural gas service from their existing fuel, primarily propane. The CPUC established a cost cap of $29.1 million for the project.

In 1995, Southwest completed Phase I of the expansion project, which involved transmission system reinforcement and distribution system expansion to accommodate approximately 940 customers. Construction costs of $7.1 million were on target with the cost estimate approved by the CPUC.

Phase II of the project involved extending the transmission system to Truckee and distribution system expansion to accommodate an estimated 4,200 customers. The cost cap apportioned to Phase II was approximately $13.8 million. The incurred cost of Phase II was $28.6 million. An estimated $9.2 million of the Phase II cost overrun was due to changes in project scope, such as adjustments for design changes required by governmental bodies, changes in facilities necessitated by requirements beyond Southwest's control and costs incurred to accommodate customer service requests.

Examples of adjustments for changes in project scope included the requirement to haul excavated soil offsite to be screened whereas normal and anticipated practice is to screen on site, asphalt repairs which were greater than expected as a result of increased paving requirements imposed after construction started, and the installation of more facilities under asphalt

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than anticipated.  Other unanticipated or externally imposed costs pertained to extended yard lines, underground boring, environmental studies, right-of-way acquisitions, and engineering design work.

Due to the Phase II cost overruns and difficult construction environment experienced, construction of Phase III was postponed to reevaluate the economics of completing the project.

In July 1997, Southwest filed an application requesting authorization from the CPUC to modify the terms and conditions of the certificate of public convenience and necessity granted in 1995. In this application, Southwest requested that the originally approved cost cap of $29.1 million be increased to $46.8 million; that the scope of Phase III construction be revised to include an estimated 2,900 of the initially estimated 4,200 customers; and that customer applicants desiring service in the expansion area who were not identified to receive service during the expansion phases as modified within the new application be subject to the existing main and service extension rules. Southwest proposed to recover the incremental costs above the original cost cap through a surcharge mechanism. Concurrently, the Truckee town manager, on behalf of the Truckee Town Council, wrote a letter to the CPUC in support of the application.

In August 1997, the Office of Ratepayer Advocates (ORA) for the CPUC filed a protest to the Southwest application indicating that the terms of the original agreement should be adhered to. Southwest responded with written comments in support of its application. In September 1997, a prehearing conference was held to discuss the filing, the ORA protest, and Southwest comments. The administrative law judge (ALJ) made a preliminary ruling in favor of the ORA protest, but allowed the parties an additional 20 days to supplement their comments. During this time, Southwest and the ORA, pursuant to direction from the Commission, began to negotiate a settlement agreement, and the procedural schedule was adjusted to allow the negotiations to continue beyond the 20 day period. In January 1998, a settlement involving all parties to the proceeding was executed and filed with the CPUC which redefined the terms and conditions for completing the project and recovering the additional project costs. Although CPUC approval of the settlement was still required, management anticipated approval of the all-party settlement. In February 1998, a prehearing conference was held before the ALJ and the assigned Commissioner for the purpose of taking public comment on the settlement agreement. There was no opposition to the settlement agreement from the Truckee Town Council at the conference, or in a letter written by the Truckee town manager to the CPUC subsequent to the conference.

Under the proposed settlement, Southwest agreed, among other things, to absorb $8 million in cost overruns experienced in Phase II of the project. Southwest also agreed to an $11 million cost cap (with a maximum of $3,800 per customer) for Phase III of the project. The Phase III project scope would be modified as requested in the July 1997 application. In addition, Southwest agreed not to file its next general rate case until Phase III is complete. Based on the proposed settlement agreement, Southwest recognized an $8 million pretax charge in the fourth quarter of 1997.

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RECENT DEVELOPMENTS

In May 1998, the ALJ issued an unexpected Proposed Decision (PD) rejecting the all-party settlement and directing Southwest to complete the project under the terms and conditions of the 1995 certificate. A PD, which ignores an all-party settlement, is rare and inconsistent with CPUC policies and procedures established in 1992. Subsequent to the PD, the Truckee Town Council took a formal position in opposition to the settlement, although they were not a party to the proceeding, and had not previously opposed the settlement.

In July 1998, the CPUC voted to adopt the PD and ordered Southwest to proceed with all deliberate speed to complete the project under the terms and scope of the 1995 certificate. Southwest will petition the CPUC for rehearing and file a Motion for Stay of order within 30 days of the issuance date. If the CPUC does not act within 60 days, or if the CPUC rejects the Petition, Southwest will petition the Supreme Court of the State of California for review. Such a petition is discretionary with the Supreme Court, and if accepted, could take up to two years to be heard.

Southwest will pursue several alternative regulatory and legal avenues while seeking the Motion and Petition from the CPUC regarding the July 1998 decision. First, Southwest will petition the CPUC to hold hearings to modify the original Settlement approved in December 1994. Second, Southwest will seek to reopen the prior California general rate case and certificate proceeding to readdress, among other items, the scope and costs of the Truckee project. Because approval of the settlement agreement was expected, no evidentiary hearings were conducted. Management strongly believes Southwest is entitled to an evidentiary hearing before the CPUC, because the recent proceedings effectively denied Southwest its fundamental due process rights. Third, Southwest may seek to partially abandon its certificate to serve certain Phase III geographic locales. Finally, Southwest contemplates undertaking civil litigation against those parties whose actions materially contributed to unanticipated changes in project cost and scope.

PHASE III COSTS

In the January 1998 all-party settlement agreement, Southwest proposed to modify Phase III of the project to exclude certain areas from the original certificate application. The excluded areas are the most distant points from existing mains and present some of the most challenging geographic conditions in the expansion area. Extension of mains to serve the estimated 1,300 customers in the excluded areas would be considerably more expensive than the service areas in Phases I and II. Furthermore, these areas have significantly lower customer density than the remainder of the expansion project; therefore, expected revenues would be insufficient to justify the anticipated construction costs.

Detailed engineering studies of the excluded areas have not been performed, because of the proposed settlement. However, preliminary estimates indicate that it could cost an additional $12 million to $14 million to extend service to these 1,300 potential customers. The cost to extend service to the remaining 2,900 potential Phase III customers is estimated at $11 million.

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Based on these forecasts, an additional pretax writeoff of up to $24 million could be recorded if Southwest is ultimately required to complete the project under the terms of the 1995 certificate without modification. This estimate is comprised of approximately $7 million related to costs incurred through Phase II, and up to $17 million for the forecasted construction costs. However, Southwest will vigorously prosecute the described regulatory and legal proceedings with the intent of reversing or mitigating the effects of the July 1998 CPUC action. Management believes that a reasonable possibility of modifying the existing CPUC orders pertaining to the expansion project exists through pursuit of the legal and regulatory remedies which have been outlined. Management also believes civil litigation offers a reasonable possibility of recovering certain amounts spent to deal with changes in scope necessitated by unanticipated third party actions. As a result, Southwest has not recorded any additional writeoffs beyond the $8 million recognized in the fourth quarter of 1997.










                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           SOUTHWEST GAS CORPORATION



Date: July 16, 1998           /s/ EDWARD A. JANOV
                          -----------------------------
                               Edward A. Janov
                          Vice President/Controller and
                           Chief Accounting Officer

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